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                                                                Exhibit (a)(iii)

                             ARTICLES SUPPLEMENTARY
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                     SPIRIT OF AMERICA INVESTMENT FUND, INC.

     Spirit of America Investment Fund, Inc., a Maryland corporation ("Corporation") having its principal office in Syosset, New York, hereby certifies to the State Department of Assessments and Taxation of Maryland, in accordance with the requirements of Section 2-208 and 2-208.1 of the Maryland General Corporation Law that:

     FIRST: The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940, as amended.

     SECOND: Immediately prior to the filing of these Articles Supplementary, the total number of shares of all classes of capital stock which the Corporation had authority to issue was one billion (1,000,000,000) shares, having a par value of one-tenth of one cent ($0.001) per share, with such capital stock having an aggregate par value of one million dollars ($1,000,000).

     THIRD: Heretofore, the shares of authorized capital stock of the Corporation were classified as, and allocated to, two separate classes, each representing investment in the same pool of securities, as follows:

                                                         Number of shares of Capital
                   Name of Class                        Stock Classified and Allocated
                   -------------                        ------------------------------
  Spirit of America Real Estate Fund - Class A Shares              500,000,000
  Spirit of America Real Estate Fund - Class B Shares              500,000,000

     FOURTH: In accordance with Section 2-105(c) of the Maryland General Corporation Law, the Board of Directors of the Corporation at a meeting duly convened and held on June 12, 2002, adopted resolutions which: (i) increased the aggregate number of shares of capital stock the Corporation is authorized to issue from one billion (1,000,000,000) shares to one billion five hundred million (1,500,000,000) shares; (ii) established and designated a new class of shares, Spirit of America Value Fund Shares, representing investment in a separate pool of securities; and (iii) allocated authorized shares to such classes in the following manner:

                                                         Number of shares of Capital
                   Name of Class                        Stock Classified and Allocated
                   -------------                        ------------------------------
Spirit of America Real Estate Fund - Class A Shares                500,000,000
Spirit of America Real Estate Fund - Class B Shares                500,000,000
Spirit of America Value Fund                                       500,000,000

     FIFTH: After giving effect to the Board of Director's actions to increase the number of shares of capital stock, and establish and designate the new class, the total number of shares of capital stock which the Corporation has authority to issue is one billion five hundred million (1,500,000,000) shares, having a par value of one-tenth of one cent ($0.00l) per share, with such capital stock having an aggregate par value of one million five hundred thousand dollars ($1,500,000), and such shares of authorized capital stock are classified as, and allocated to, three separate classes as follows:

     Spirit of America Real Estate Fund - Class A Shares          500,000,000
     Spirit of America Real Estate Fund - Class B Shares          500,000,000
     Spirit of America Value Fund                                 500,000,000

     SIXTH: The terms of the shares of each class of capital stock designated above are as set forth in the Corporation's Articles of Incorporation filed with the State Department of Assessments and Taxation of Maryland on May 28, 1997, as amended by Articles of Supplementary dated February 26, 2001.

     SEVENTH: Shares in the Spirit of America Value Fund shall represent an interest in a separate portfolio of the Corporation, and shall have an exclusive interest in the assets and liabilities of such portfolio. Each share of the Value Fund shall have the same preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as each other share of common stock of the Value Fund. On each matter submitted to a vote of stockholders of the Corporation, each holder shall be entitled to one vote for each share standing in his name on the books of the Corporation; provided, however, that shares of the Value Fund and each respective class of shares of the Real Estate Fund shall be entitled to a separate vote as to any matter with respect to which a separate vote by portfolio is required by the Investment Company Act of 1940 or the Maryland General Corporation law.

     EIGTH: The classification described herein was effected by the Board of Directors of the Corporation pursuant to a power contained in Section 7(1)(c) and 7(1)(d) of the Corporation's Articles of Incorporation.

     IN WITNESS WHEREOF, the undersigned President of Spirit of America Investment Fund, Inc. hereby executes these Articles Supplementary on behalf of the Corporation, and hereby acknowledges these Articles Supplementary to be the act of the Corporation and further states under the penalties for perjury that, to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects.

Date:   July 16, 2002                          By:  /s/ David Lerner
        ------------------                        ------------------------------
                                                    David Lerner, President

Attest: /s/ Constance Ferreira
        ---------------------------------
        Constance Ferreira, Secretary

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

Syosset, New York (ss)

Subscribed and sworn to before me this 16 day of July, 2002.


/s/ Trudy Franco
-----------------------
Notary Public

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